Exhibit 10.8

December 10, 2003

Mr. John Belanger

Re:            Employment Offer

Dear John:

We are pleased to confirm an offer of employment at VoEx, Inc. for the position of Vice President, Sales & Marketing. As the lead sales executive for the Company in the United States, you will be responsible for recruiting, hiring, and managing the entire Voex direct and indirect sales team. You will also be responsible for all sales and business development within VoEx’s targeted large enterprise, service provider, last-mile, and contact center markets, and will collaborate with the Executive team on marketing, technology, and integration necessary to secure and expand relationships with new and existing customers. In this capacity your responsibilities will include but not be limited to determining and implementing appropriate compensation plans for the sales team, soliciting prospective customers, preparing proposals, establishing contractual relationships with new customers, negotiating customer contracts, coordinating customer solution implementation, managing existing customer relationships, and developing and expanding channel partner relationships and referral sources, and other day to day business activities required to successfully sell and market VoEx services and close customer opportunities.

Your start date will be on or about January 15, 2004. You will report to the Chief Financial Officer in Seattle WA and maintain your day-to-day business operations from the VoEx Grand Rapids MI offices. All reasonable, normal business, travel, office and entertainment expenses will be reimbursed.

Below is our offer of employment:

A] Base Salary: You will be compensated at a rate of $10,000.00 per month, $120,000.00 annually. Such base salary will be payable 50% in cash monthly in arrears, and 50% hereunder will be deferred and will accrue until such time VoEx, Inc. closes and funds its initial round of equity capital raise in the minimum amount of $2,000,000 (the “Initial Equity Round”). Upon such Initial Equity Round funding date, all accrued amounts will be paid in full in cash or in common shares of VoEx, Inc. at a rate of 4,900 shares per month for each month of deferred base compensation, at your sole discretion. Thereafter, 100% of Base Salary will be payable in cash, monthly in arrears.

Additional compensation will include:

B] Commissions: For all customer contracts initiated directly by you and executed by VoEx prior to 4/30/2004, you will be compensated at a rate of 15.0% of the Net Margin earned by VoEx under each customer contract for the life of such customer contract. Net Margin is defined as Collected Revenues minus applicable: a) Cost of Goods Sold, b) Capital Expenditure Charges, c) Technical/Customer Care Support Charges, and d) Provisioning Charges (the “Net Margin”). For all customer contracts initiated directly by you and executed by VoEx after 4/30/2004, you will be compensated at a rate of TBD% of the Net Margin earned by VoEx under each customer contract for the life of such customer contract, as determined under the prevalent VoEx sales compensation plan in effect for that calendar year.

For all customer contracts initiated by VoEx sales team members other than you and executed by VoEx prior to 4/30/2004, you will be additionally compensated at a rate of 2.5% of the Net Margin earned by VoEx under each customer contract for the life of such customer contract. For all customer contracts initiated by VoEx sales team members other than you and executed by VoEx after 4/30/2004, you will be compensated at a rate of TBD% of the Net Margin earned by VoEx under each customer contract for the life of such customer contract, as determined under the prevalent VoEx sales compensation plan in effect for that calendar year.

Such commissions are payable on the last business day of the month following receipt of applicable Collected Revenues from each such customer.

C] Equity: On your start date, VoEx will grant an option for 100,000 shares at a strike price of $1.02/share with an expiration date of September 30, 2004. In addition, upon attaining certain TBD performance goals after one year of full-time service, you will be granted non-qualified stock options for 250,000 shares of VoEx, Inc. common stock, which will vest over a 24-month vesting schedule.

This Grant of non-qualified common stock options in VoEx, Inc. will be issued upon satisfaction of such performance goals subject to the following contingencies:

If at any time prior to your two-year employment anniversary VoEx, Inc. your employment is terminated for any reason by either VoEx, Inc or yourself, you forfeit all rights, claims, ownership interest, etc. to shares of VoEx,Inc. common stock immediately, effective on your termination date.

The strike price will be at the weighted average price per share of common stock obtained by VoEx in the Initial Equity Round. VoEx, Inc. standard employee stock option agreement will be provided to you and executed.

D] Bonus: You will be entitled to a $60,000 cash bonus payable at the later of: 1) closing of the Initial Equity Round or 2) invoiced aggregate monthly gross revenues of minimum $230,000 for 30 consecutive days generated from new customer contracts initiated directly by you. You will also be entitled to additional cash bonuses from time to time, as determined by the prevailing sales compensation plan in effect for each calendar year beginning 1/1/2004, and/or at the sole discretion of the VoEx Executive management team.

E] Additional Benefits: You will be entitled to four weeks paid vacation per year and participation in VoEx healthcare, dental, deferred profit sharing & compensation plan per quarter, when available. VoEx anticipates commencement date for healthcare, dental, and deferred profit sharing plans will coincide with closing of Initial Equity Round. Until such commencement date, Voex will reimburse you up to $475/month for health insurance.

At Will Employment: Your employment with VOEX, Inc. is at “at-will” and is subsequently subject to at-will employment laws in effect in the state of Michigan.

Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement. Your employment with VoEx is subject to your execution of the standard VoEx Non-Disclosure, Invention Assignment, Non-Competition, and Non-Solicitation Agreement.

You also understand that VoEx has reserved the right to show this letter to any party, company or organization with which you become associated after you leave VoEx if there is a likelihood that such party, company or organization is in competition with VoEx.

If this agreement accurately reflects our understanding and you are in agreement with terms and conditions of this agreement, please so indicate by signing and returning the enclosed copy of this agreement.

Our offer expires at 5pm EST on December 15, 2003.

Sincerely,

/s/ Daniel G. Quandt
Daniel G. Quandt
Chief Financial Officer

Agreed and effective the 17th day of December, 2003

/s/ Daniel G. Quandt
Daniel G. Quandt

/s/ John Belanger
John Belanger